Washington Mutual Investors Fund, Inc.

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$683,254
Class B	$19,449
Class C	$19,916
Class F	$30,904
Total	$753,523
Class 529-A	$10,459
Class 529-B	$1,184
Class 529-C	$2,053
Class 529-E	$496
Class 529-F	$521
Class R-1	$413
Class R-2	$5,520
Class R-3	$16,962
Class R-4	$11,479
Class R-5	$13,651
Total	$62,738

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3600
Class B	$0.2195
Class C	$0.2102
Class F	$0.3547
Class 529-A	$0.3426
Class 529-B	$0.1957
Class 529-C	$0.1963
Class 529-E	$0.2896
Class 529-F	$0.3820
Class R-1	$0.2064
Class R-2	$0.2042
Class R-3	$0.2891
Class R-4	$0.3446
Class R-5	$0.4013

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,876,016
Class B	87,082
Class C	93,949
Class F	87,409
Total	2,144,456
Class 529-A	31,110
Class 529-B	6,088
Class 529-C	10,559
Class 529-E	1,744
Class 529-F	1,411
Class R-1	2,073
Class R-2	26,532
Class R-3	56,380
Class R-4	33,266
Class R-5	36,908
Total	206,071

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$37.79
Class B	$37.55
Class C	$37.48
Class F	$37.71
Class 529-A	$37.75
Class 529-B	$37.58
Class 529-C	$37.57
Class 529-E	$37.62
Class 529-F	$37.70
Class R-1	$37.55
Class R-2	$37.46
Class R-3	$37.60
Class R-4	$37.68
Class R-5	$37.78